Exhibit 99.2

[CFS Bancorp, Inc. Letterhead]

July 2, 2004
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 2l9-836-5500

     CFS BANCORP, INC. ANNOUNCES DEFINITIVE AGREEMENT TO PURCHASE
                         BRANCH OFFICE BUILDING

MUNSTER, IN - July 2, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ), parent company of Citizens Financial Services, FSB, ("Citizens Financial") today reported its agreement to purchase a branch office building in Darien, Illinois, along with all furniture, fixtures and equipment from a Chicago-based bank. No loans or deposits are being acquired in the transaction. Citizens Financial intends to establish a de novo branch in the location. As part of the agreement, Citizens Financial and the seller will issue a joint announcement to local core deposit customers inviting them to establish new deposit accounts with Citizens Financial. No premium will be paid on any deposits received from the seller's accountholders. The terms of the agreement are subject to approval by the financial regulators of both parties.

According to Thomas F. Prisby, Chairman of CFS Bancorp, "This location affords us a wonderful opportunity to continue our growth in the southwestern suburbs of Chicago. In the last three years we have opened new branch offices in Willowbrook, Bolingbrook and Naperville, and we have been looking for additional locations to more conveniently serve our growing customer base. We hope to open the branch this fall to continue our growth and penetration in the market."

Prisby continued, "Citizens Financial prides itself on personal service and a comprehensive product line, and we look forward to the opportunities this branch offers us for growth in the future."

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial provides community banking services and operates 22 offices throughout Chicago's Southland and Northwest Indiana. The Company's stock trades on the NASDAQ National Stock Market under the symbol "CITZ."

This press release contains certain forward-looking statements and information relating to CFS Bancorp and its subsidiaries that is based on the beliefs of management as well as assumptions made by and information currently available to management. The words "anticipate", "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they related to CFS Bancorp or its management, are intended to identify forward-looking statements. Such statements reflect the current views of CFS Bancorp with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. CFS Bancorp does not intend to update these forward-looking statements.



                                  #   #   #